Exhibit 99.1

TUESDAY MORNING CORPORATION

ANNOUNCES THIRD QUARTER FISCAL 2022 RESULTS

•	Completes debt transaction improving liquidity

•	Q3 fiscal 2022 comparable store sales increased 0.6% versus Q3 fiscal 2021

DALLAS, TX – May 12, 2022 – Tuesday Morning Corporation (NASDAQ: TUEM), a leading off-price retailer of home goods and décor, today announced its results for the third quarter of fiscal 2022 ended April 2, 2022.

Fred Hand, Chief Executive Officer, stated, “We are very pleased to announce the completion of a debt transaction that results in a number of benefits including improved liquidity, and a $5 million reduction on our term loan.”

Mr. Hand, continued, “Our comparable store sales increase through February was in line with our expectations contemplated in our original guidance. While our guidance assumed that March would be difficult due to the Easter shift and lapping stimulus, it did not include the disruption in Europe and incremental inflationary pressures. Given the ongoing macro headwinds and uncertain consumer landscape, we have revised our full year outlook. Our revised outlook takes into account the steps we are taking to end the fiscal year with store inventories below last year levels, which we believe will best position us to take advantage of the abundant supply of merchandise available in the marketplace.”

Third Quarter Fiscal 2022 Results

•	As of the end of the third quarter fiscal 2022, the Company operated 490 stores, which was comparable to end of the third quarter fiscal 2021.

•	Comparable store sales increased 0.6% for the 486 stores that were open in the third quarter of fiscal 2022 and the third quarter of fiscal 2021, with store inventory ending higher by 24.8% compared to the third quarter of fiscal 2021.

•	Net sales were $159.6 million in the third quarter of fiscal 2022 as compared to $153.3 million for the third quarter of fiscal 2021.

•	Gross margin was $38.9 million and gross margin rate was 24.4% for the third quarter of fiscal 2022. Gross margin was $48.2 million and gross margin rate was 31.4% for the third quarter of fiscal 2021.

•	SG&A was $55.6 million in the third quarter of fiscal 2022. As a percentage of net sales, SG&A was 34.8% for the third quarter of fiscal 2022. In the third quarter of fiscal 2021, SG&A was $59.2 million, and as a percentage of sales SG&A was 38.6% for the period.

•	Operating loss for the third quarter of fiscal 2022 was $16.4 million compared to an operating loss of $12.0 million in the third quarter of fiscal 2021.

•	The Company reported a net loss of $18.2 million, or ($0.21) per share, for the third quarter of fiscal 2022. Net loss for the third quarter of fiscal 2021 was $37.1 million, or ($0.55) per share.

•	EBITDA, a non-GAAP measure, was a loss of $12.8 million for the third quarter of fiscal 2022 compared to a loss of $31.9 million for the third quarter of 2021. Adjusted EBITDA, a non-GAAP measure, was negative $11.9 million for the third quarter of fiscal 2022. Adjusted EBITDA was negative $6.9 million for the third quarter of fiscal 2021. A reconciliation of GAAP and non-GAAP measures is provided below.

First Nine Months Fiscal 2022 Results

•	Net sales were $587.9 million in the first nine months of fiscal 2022 as compared to $513.5 million for the prior year period.

•	Gross margin was $161.5 million and gross margin rate was 27.5% for the first nine months of fiscal 2022. Gross margin was $159.3 million and gross margin rate was 31.0% for the first nine months of fiscal 2021.

•	SG&A was $183.5 million in first nine months of fiscal 2022. As a percentage of net sales, SG&A was 31.2% for the first nine months of fiscal 2022. In the first nine months of fiscal 2021, SG&A was $184.6 million, and as a percentage of sales SG&A was 35.9% for the period.

•	Operating loss for the first nine months of fiscal 2022 was $24.6 million compared to an operating loss of $32.8 million in the prior year period.

•	The Company reported a net loss of $30.9 million, or ($0.36) per share, for the first nine months of fiscal 2022. Net earnings for the first nine months of fiscal 2021 was $21.8 million, or $0.41 per share, including reorganization gains of $62.2 million.

•	EBITDA, a non-GAAP measure, was negative $15.2 million for the first nine months of fiscal 2022. EBITDA was $41.2 million for the first nine months of 2021. Adjusted EBITDA, a non-GAAP measure, was a loss of $8.2 million for the first nine months of fiscal 2022 compared to a loss of $12.1 million for the first nine months of fiscal 2021. A reconciliation of GAAP and non-GAAP measures is provided below.

The Company ended the third quarter of fiscal 2022 with $8.5 million in cash and cash equivalents and $26.6 million availability for borrowing under its Post-Emergence ABL Facility, compared to $6.3 million in cash and cash equivalents and $48.4 million availability for borrowing under its Post-Emergence ABL Facility in the same period of fiscal 2021. Inventories at the end of the third quarter of fiscal 2022 were $176.6 million compared to $137.4 million in the same period of fiscal 2021.

Outlook

The Company expects its fourth quarter fiscal 2022 comparable store sales to decrease 3% to 5% when compared to the fourth quarter of fiscal 2021.

Given the sales shortfall in the third quarter fiscal 2022 and the projected decrease in the fourth quarter fiscal 2022 coupled with increased markdowns required in the fourth quarter fiscal 2022, the Company now expects to report an Adjusted EBITDA loss for fiscal 2022 between $26 million and $29 million.

The Company also continues to expect to maintain sufficient liquidity to cover its obligations and operating plans for the next twelve months.

Fiscal Calendar Update

On February 23, 2022, the Board of Directors approved a change in the fiscal year end from a calendar year ending on June 30 to a 52-53 week year ending on the Saturday closest to June 30, effective beginning with fiscal year 2022. In a 52 week fiscal year, each of the Company’s quarterly periods will comprise 13 weeks. The additional week in a 53 week fiscal year is added to the fourth quarter, making such quarter consist of 14 weeks. The change to the Company’s fiscal year will not impact the Company’s fiscal year results for the year ended June 30, 2021. The Company believes this change will provide numerous benefits, including improving comparability between periods by removing the trading day effect on sales and operating margins.

Subsequent Event

On May 9, 2022, the Company entered into a Credit Agreement (the “New ABL Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent, and 1903P Loan Agent, LLC, as FILO B documentation agent. The New ABL Credit Agreement provides for (i) a revolving credit facility in an aggregate amount of $110.0 million (the “New ABL Facility”), which includes a $10.0 million sublimit for swingline loans and a $25.0 million sublimit for letters of credit, (ii) a first-in last-out term loan facility in an aggregate amount of $5.0 million (the “FILO A Facility”) and (iii) an additional first-in last-out term loan facility in an aggregate amount of $5.0 million (the “FILO B Facility” and, collectively with the FILO A Facility, the “FILO Facilities”). In addition, the Company has the right, on and following November 9, 2022, to request (x) an additional incremental loan under the FILO B Facility in an aggregate amount not to exceed $5.0 million, which, subject to the satisfaction of certain conditions, the FILO B lenders have committed to provide, and (y) additional incremental commitments from the FILO B lenders to make additional loans in an aggregate amount not to exceed $5.0 million, subject to the satisfaction of certain conditions.

The New Facilities are secured by a first priority lien on all present and after-acquired tangible and intangible assets of the Company and its subsidiaries other than certain collateral that secures the Term Loan. Each of the New Facilities will terminate, and outstanding borrowings thereunder will mature, on the earlier of (i) May 9, 2027 and (ii) the date that is 91 days prior to maturity of the Term Loan.

On May 9, 2022, the Company borrowed approximately $75.2 million under the New ABL Facility, and a total of $10.0 million under the FILO facilities. A portion of the aggregate proceeds from these loans was used to (i) repay all outstanding indebtedness under the existing ABL loans among the Company and JPMorgan Chase Bank, N.A., as administrative agent, along with accrued interest, expenses and fees, (ii) purchase of a portion of the principal amount of the outstanding indebtedness of its term loan, dated as of December 31, 2020, by and among the Company, the lenders party thereto and Alter Domus (US) LLC, as administrative agent for the aggregate purchase price of $5.0 million, and (iii) pay transaction costs related to the transactions and the execution and delivery of the New ABL Credit Agreement and related loan documents. The remainder of the proceeds from these loans, as well as the proceeds from future borrowings, will be used for working capital needs and other general corporate purposes.

About Tuesday Morning

Tuesday Morning Corporation is one of the original off-price retailers specializing in name-brand, high-quality products for the home, including upscale home textiles, home furnishings, housewares, gourmet food, toys and seasonal décor, at prices generally below those found in boutique, specialty and department stores, catalogs and on-line retailers. Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates 490 stores in 40 states. More information and a list of store locations may be found on the Company's website at www.tuesdaymorning.com.

Conference Call Information

Tuesday Morning Corporation’s management will hold a conference call to review third quarter fiscal 2022 financial results on May 12, 2022, at 8:00 am Central Time.  A live webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.tuesdaymorning.com, or you may dial into the conference call at 877-407-9716 or 201-493-6779 if calling internationally approximately ten minutes prior to the start of the call.  A replay of the webcast will be accessible through the Company’s website for 90 days.  A replay of the conference call will also be available from 11:00 am Central Time, May 12, 2022 through 10:59 pm Central Time, May 19, 2022 by dialing 844-512-2921 or 412-317-6671 and entering conference ID number 13729127.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, which are based on management’s current expectations, estimates and projections. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently. Forward-looking statements include statements regarding management’s plans and strategies and projections with respect to comparable store sales, Adjusted EBITDA, cash flow, liquidity and inventory levels. The forward-looking statements in this press release are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.

Reference is hereby made to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, "Item 1A. Risk Factors" of the Company's most Annual Report on Form 10-K for the fiscal year ended June 30, 2021, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: the effects and length of the COVID-19 pandemic; changes in economic and political conditions which may adversely affect consumer spending; our ability to identify and respond to changes in consumer trends and preferences; our ability to mitigate reductions of customer traffic in shopping centers where our stores are located; increases in the cost or a disruption in the flow of our products, including the extent and duration of the ongoing impacts to domestic and international supply chains from the COVID-19 pandemic; impacts to general economic conditions and supply chains from the disruption in Europe; impacts of inflation and increasing interest rates; our ability to continuously attract buying opportunities for off-price merchandise and anticipate consumer demand; our ability to obtain merchandise on varying payment terms; our ability to successfully manage our inventory balances profitably; our ability to effectively manage our supply chain operations; loss of, disruption in operations of, or increased costs in the operation of our distribution center facility; our ability to generate sufficient cash flows, maintain compliance with our debt agreements and continue to access the capital markets;unplanned loss or departure of one or more members of our senior management or other key management; increased or new competition; our ability to maintain and protect our information technology systems and technologies and related improvements to support our growth; increases in fuel prices and changes in transportation industry regulations or conditions; changes in federal tax policy including tariffs; the success of our marketing, advertising and promotional efforts; our ability to attract, train and retain quality employees in appropriate numbers, including key employees and management; increased variability due to seasonal and quarterly fluctuations; our ability to protect the security of information about our business and our customers, suppliers, business partners and employees; our ability to comply with existing, changing and new government regulations; our ability to manage risk to our corporate reputation from our customers, employees and other third parties; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, natural disasters and other events; our ability to manage the negative effects of inventory shrinkage; our ability to manage exposure to unexpected costs related to our insurance programs; increased costs or exposure to fraud or theft resulting from payment card industry related risk and regulations; our ability to meet all applicable requirements for continued listing of our common stock on The Nasdaq Stock Market, including the minimum bid requirement of $1.00 per share; and our ability to maintain an effective system of internal controls over financial reporting. The Company’s filings with the SEC are available at the SEC’s web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, the Company disclaims obligations to update any forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events. Investors are cautioned not to place undue reliance on any forward-looking statements.

INVESTOR RELATIONS:

Caitlin Churchill

ICR

203-682-8200

Caitlin.Churchill@icrinc.com

MEDIA:

TuesdayMorning@edelman.com

Tuesday Morning Corporation

Condensed Consolidated Balance Sheet

(In thousands)

	April 2, 2022	June 30, 2021	March 31, 2021
	(unaudited)	(audited)	(unaudited)
Cash and cash equivalents	$8,457	$6,534	$6,314
Restricted cash	-	22,321	55,569
Inventories	176,650	145,075	137,360
Prepaid expenses and other	6,935	8,871	12,051
Current assets	192,042	182,801	211,294

Property and equipment, net	30,365	37,784	39,082
Operating lease right of use assets	162,320	193,244	203,565
Other	3,457	4,055	6,034
Total Assets	$388,184	$417,884	$459,975

Accounts payable	$42,950	$45,930	$46,082
Accrued liabilities and other	39,082	46,454	72,866
Operating lease liabilities	54,165	54,632	53,480
Total current liabilities	136,197	147,016	172,428

Operating lease liabilities - non-current	120,711	156,240	169,190
Borrowings under revolving credit facility	54,077	12,000	—
Long term debt	29,531	26,374	25,392
Asset retirement obligation - non-current	1,056	1,021	971
Other non-current liabilities	607	3,432	3,061
Total Liabilities	342,179	346,083	371,042

Stockholders' Equity	46,005	71,801	88,933

Total Liabilities and Equity	$388,184	$417,884	$459,975

Tuesday Morning Corporation

Condensed Consolidated Statement of Operations

(In thousands, except per share data)

unaudited

	For the Three Months Ended		For the Nine Months Ended
	April 2,	March 31,	April 2,	March 31,
	2022	2021	2022	2021
Net sales	$159,621	$153,345	$587,875	$513,516
Cost of sales	120,700	105,145	426,396	354,192
Gross margin	38,921	48,200	161,479	159,324
Selling, general and administrative expenses	55,568	59,183	183,507	184,600
Restructuring, impairment, and abandonment charges	(278)	1,047	2,588	7,554
Operating loss before interest, reorganization and other income/(expense)	(16,369)	(12,030)	(24,616)	(32,830)
Other income/(expense):
Interest expense	(1,919)	(1,409)	(5,520)	(6,676)
Reorganization items, net	128	(23,597)	(923)	62,169
Other income, net	78	89	210	(104)
Earnings/(loss) before income taxes	(18,082)	(36,947)	(30,849)	22,559
Income tax expense	69	172	11	715
Net earnings/(loss)	$(18,151)	$(37,119)	$(30,860)	$21,844

Earnings Per Share
Net earnings/(loss) per common share:
Basic	$(0.21)	$(0.55)	$(0.36)	$0.41
Diluted	$(0.21)	$(0.55)	$(0.36)	$0.41
Weighted average number of common shares:
Basic	85,097	67,584	84,695	52,741
Diluted	85,097	67,584	84,695	52,741

Tuesday Morning Corporation

Condensed Consolidated Statement of Cash Flows

(In thousands)

unaudited

	For the Nine Months Ended
	April 2,	March 31,
	2022	2021
Cash flows from operating activities
Net earnings/(loss)	$(30,860)	$21,844
Adjustments to reconcile net earnings/(loss) to net cash provided by/(used) in operating activities:
Depreciation and amortization	10,175	11,933
Loss on impairment and abandonment of assets	2,126	5,638
Amortization of financing costs and interest expense	3,900	5,949
(Gain)/loss on disposal of assets	71	(1,403)
Gain on sale-leaseback	—	(49,639)
Share-based compensation	4,666	1,347
Rights offering and Backstop Agreement	—	18,990
Gain on lease terminations	—	(93,281)
Deferred income taxes	(118)	—
Construction allowances from landlords	472	401
Change in operating assets and liabilities	(48,018)	(36,263)
Net cash used in operating activities	(57,586)	(114,484)
Cash flows from investing activities
Capital expenditures	(5,164)	(2,342)
Proceeds from sale-leaseback	—	68,566
Proceeds from sales of assets	—	1,896
Net cash provided by/(used in) investing activities	(5,164)	68,120
Cash flows from financing activities
Proceeds from borrowings under revolving credit facility	675,171	613,370
Repayments of borrowings under revolving credit facility	(633,094)	(613,470)
Proceeds from term loan	—	25,000
Proceeds from Rights Offering	—	40,000
Proceeds from the exercise of employee stock options	459	12
Tax payments related to vested stock awards	(63)	—
Payments on finance leases	(121)	(167)
Payments of financing fees	—	(3,174)
Net cash provided by financing activities	42,352	61,571

Net increase (decrease) in cash, cash equivalents and restricted cash	(20,398)	15,207
Cash, cash equivalents and restricted cash at beginning of period	28,855	46,676
Cash, cash equivalents and restricted cash at end of period	$8,457	$61,883

Unaudited

Non-GAAP Financial Measures

Unaudited Non-GAAP Financial Measures We define EBITDA as net earnings or net loss before interest, income taxes, depreciation, and amortization. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash items and other items that we believe are not representative of our core operating performance. These measures are not presentations made in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as alternatives to net earnings or loss as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not presented as a measure of liquidity. EBITDA and Adjusted EBITDA should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by such adjustments. We believe it is useful for investors to see these EBITDA and Adjusted EBITDA measures that management uses to evaluate our operating performance. These non-GAAP financial measures are included to supplement our financial information presented in accordance with GAAP and because we use these measures to monitor and evaluate the performance of our business as a supplement to GAAP measures and we believe the presentation of these non-GAAP measures enhances investors’ ability to analyze trends in our business and evaluate our performance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. The non-GAAP measures presented may not be comparable to similarly titled measures used by other companies.

Tuesday Morning Corporation

Adjusted EBITDA

(In thousands)

unaudited

	For the Three Months Ended,		For the Nine Months Ended,
	April 2,	March 31,	April 2,	March 31,
	2022	2021	2022	2021
Net earnings/(loss)	$(18,151)	$(37,119)	$(30,860)	$21,844
Depreciation and amortization	3,369	3,627	10,175	11,933
Interest expense, net	1,919	1,404	5,520	6,671
Income tax expense	69	172	11	715
EBITDA (non-GAAP)	$(12,794)	$(31,916)	$(15,154)	$41,163

Share-based compensation expense (1)	$1,600	$382	$4,645	$1,347
Restructuring, impairment and abandonment charges (2)	(278)	1,047	2,588	7,554
Re-organization items, net (3)	(128)	23,597	923	(62,169)
Other (4)	(265)	-	(1,219)	-
Adjusted EBITDA (non-GAAP)	$(11,865)	$(6,890)	$(8,217)	$(12,105)

(1) Adjustment includes charges related to share-based compensation programs, which vary from period to period depending on volume, timing and vesting of awards. We adjust for these charges to facilitate comparisons from period to period.

(2) For the three months ended April 2, 2022, a net benefit of $0.3 million of restructuring, impairment and abandonment costs is related to compensation adjustments for employee retention. During the nine months ended April 2, 2022, restructuring, impairment and abandonment charges of $2.1 million primarily relate to software abandonment charges and $0.5 million in employee retention cost. During the three months ended March 31, 2021, the restructuring, impairment and abandonment charges are primarily related to employee retention costs of $0.3 million and severance cost of $0.7 million. During the nine months ended March 31, 2021, the restructuring, impairment and abandonment charges of $7.6 million are primarily related to abandonment costs of $5.6 million due to the permanent closure of our stores and Phoenix, Arizona distribution center and $1.9 million in severance and employee retention costs. Decisions regarding store closures and the Phoenix distribution center were made in the fourth quarter of fiscal 2020, prior to filing the Chapter 11 Cases; however, the closure of the Phoenix distribution center was not completed until the second quarter of fiscal 2021.

(3) For the three months ended April 2, 2022, reorganization items, net benefit related to $0.2 million in claims related cost, offset by about $43 thousand in professional and legal fees. For the nine months ended April 2, 2022, reorganization items, net charges related to $0.6 million in net claims related costs and $0.3 million in professional and legal fees. During the three months ended March 31, 2021, reorganization items, net primarily related to the execution of our Rights Offering of $19.0 million, related professional fees of $3.7 million and $0.9 million in claims related costs. For the nine months ended March 31, 2021, reorganization items, net benefit were primarily related to the leases for store locations related to our permanent closure plan, as well as the lease for our Phoenix distribution center, which were rejected and the related lease liabilities were reduced to the amount of estimated claims allowable by the Bankruptcy Court, resulting in the $66.2 million gain for the nine months ended March 31, 2021. In the second quarter of fiscal 2021, we also executed a sale-leaseback agreement on our owned real estate as part of our Plan of Reorganization, recognizing a gain of $49.6 million, the proceeds of which, along with other sources of financing, were utilized to satisfy allowed claims and are thus categorized as a reorganization item. These gains partially offset the costs of Rights Offering of $19.0 million, professional fees of $34.0 million and claims related cost of $0.9 million for the nine months ended March 31, 2021.

(4) For the three and nine months ended April 2, 2022, adjustments included non-cash expense (benefit) recognized related to cash settled awards in our long-term incentive plan.